UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): June 29, 2004

ADC TELECOMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13625 Technology Drive, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 938-8080

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

On May 24, 2004, ADC Telecommunications, Inc. (“ADC”) entered into an agreement to sell the business related to its Cuda™ cable modem termination system and FastFlow® Broadband Provisioning Manager software (the “Cuda Business”) to BigBand Networks (“BigBand”).  On June 29, 2004, the transaction closed.  Under the terms of the divestiture agreement, attached hereto as Exhibit 2.1, in connection with the closing, BigBand acquired certain assets and liabilities of the Cuda Business.  In addition, ADC extended a $12.0 million line of credit to BigBand. As of June 29, 2004, $7.0 million was drawn on the line of credit. Approximately 190 Cuda Business employees transferred to BigBand.  As consideration for the divestiture, ADC acquired a minority interest in BigBand valued at zero.

ADC’s Cuda Business includes the Cuda 12000 and 3000 offerings of next-generation IP access switches with integrated CMTS and routing capabilities. The Cuda Business also includes the FastFlow Broadband Provisioning Manager, a carrier-class provisioning solution that automates the configuration and activation of DOCSIS/EuroDOCSIS® Cable Modems, PacketCable/EuroPacketCable™, Multimedia Terminal Adapters, and CableHome™ Residential Gateways for the delivery of advanced cable-based services such as tiered high-speed data, voice, video, and gaming.

Prior to the completion of the sale, no known material relationship existed between ADC and BigBand, or any of BigBand’s affiliates, directors or officers, or any associate of such directors or officers.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)          Pro forma financial information.

The pro forma financial information with respect to the transaction described in Item 2 is filed as Exhibit 99.2 and is incorporated herein by this reference.

(b)         Exhibits

2.1                           Purchase Agreement, dated May 24, 2004 among ADC, BigBand and ADC Broadband Access Systems, Inc.

99.2                     Unaudited Pro Forma Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADC TELECOMMUNICATIONS, INC.
(Registrant)

Date: July 13, 2004	By:	/s/ Gokul V. Hemmady
Gokul V. Hemmady
Vice President & Chief Financial Officer

ADC TELECOMMUNCIATIONS, INC.

FORM 8-K REPORT

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Purchase Agreement, dated May 24, 2004 among ADC, BigBand and ADC Broadband Access Systems, Inc.

99.2	Unaudited Pro Forma Financial Statements.